Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Zeo ScientifiX, Inc.

Davie Florida

We hereby consent to the inclusion in the forgoing Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-286105) of Zeo ScientifiX, Inc., of our report dated January 29, 2025, (which report contains an explanatory paragraph describing conditions that raise substantial doubt about Zeo ScientifiX, Inc.’s ability to continue as a going concern), relating to the financial statements of Zeo ScientifiX, Inc. as of October 31, 2024 and 2023 which appear in Zeo ScientifiX, Inc.’s Annual Report on Form 10-K for the fiscal year ended October 31, 2024 filed with the Securities and Exchange Commission.

/s/ Weinberg & Company

Los Angeles, California

May 16, 2025